CORPORATE CHARTER OF THE FLANDREAU SANTEE SIOUX TRIBE

A FEDERAL CORPORATION CHARTERED UNDER THE ACT OF JUNE 18, 1934

Whereas, the Flandreau Santee Sioux Tribe in South Dakota is a recognized Indian tribe organized under a Constitution and By-laws ratified by the tribe on April 4, 1936, and approved by the Secretary of the Interior on April 24, 1936, pursuant to section 16 of the act of June 18, 1934, (48 Stat. 984), as amended by the act of June 15, 1935 (49 Stat. 378); and

Whereas, more than one-third of the adult members of the Tribe have petitioned that Charter of incorporation be granted to such Tribe, subject to ratification by a vote of the adult Indians living on the Reservation;

Now, therefore, I, T. A. Walters, Acting Secretary of the Interior, by virtue of the authority conferred upon me by the said act of June 18, 1934, (48 Stat. 984), do hereby issue and submit this Charter of incorporation to the Flandreau Santee Sioux Tribe to be effective from and after such time as it may be ratified by a majority vote at an election in which at least thirty per cent of the adult Indians living on the Reservation shall vote.

Corporate Existence.

1. In order to further the economic development of the Flandreau Santee Sioux Tribe in South Dakota by conferring upon the said Tribe certain corporate rights, powers, privileges and immunities; to secure for the members of the Tribe an assured economic independence; and to provide for the proper exercise by the Tribe of various functions heretofore performed by the Department of the Interior, the aforesaid Tribe is hereby chartered as a body politic and corporate of the United States of America, under the corporate name "The Flandreau Santee Sioux Tribe."

Perpetual Succession.

2. The Flandreau Santee Sioux Tribe shall, as a Federal Corporation, have perpetual succession.

Membership.

3. The Flandreau Santee Sioux Tribe shall be a membership corporation. Its members shall consist of all persons now or hereafter members of the Tribe, as provided by its duly ratified and approved Constitution and By-laws.

Management.

4. The General Business Council established in accordance with the said Constitution and By-laws of the Tribe, shall exercise all the corporate powers hereinafter enumerated or it may delegate to the Executive Committee elected under the said Constitution

and By-laws any of such powers, reserving the right to review any action taken by virtue of such delegated powers.

Corporate Powers.

5. The Tribe, subject to any restrictions contained in the Constitution and laws of the United States, or in the Constitution and By-laws of the said Tribe, or in this Charter, shall have the following corporate powers, in addition to all powers already conferred or guaranteed by the tribal Constitution and By-laws:
   (*a*) To adopt, use, and alter at its pleasure a corporate seal.
   (*b*) To purchase, take by gift, bequest, or otherwise, own, hold, manage, operate, and dispose of property of every description real and personal, subject to the following limitations:
      (1) No sale or mortgage may be made by the Tribe of any land, or interests in land, including water rights, oil, gas, and other mineral rights, now or hereafter held by the Tribe.
      (2) No leases, permits (which terms shall not include land assignments to members of the Tribe) or timber sale contracts covering any land or interests in land now or hereafter held by the Tribe within the boundaries of the Reservation shall be made by the Tribe for a longer term than ten years, and all such leases, permits, or contracts must be approved by the Secretary of the Interior or by his duly authorized representative; but mineral leases or any leases requiring substantial improvements of the land may be made for longer periods when authorized by law.
      (3) No action shall be taken by or in behalf of the Tribe which in any way operates to destroy or injure the tribal grazing lands, timber, or other natural resources of the Flandreau Santee Sioux Reservation, nor which conflicts with the regulations of the Secretary of the Interior authorized by section 6 of the Act of June 18, 1934.
   (*c*) To issue interests in corporate property in exchange for restricted Indian lands or for other land held by members of the Tribe, the forms for such interests to be approved by the Secretary of the Interior.

(*d*) To borrow money from the Indian Credit Fund in accordance with the terms of Section 10 of the Act of June 18, 1934 (48 Stat. 984), or from any other governmental agency, or from any member or association of members of the Tribe, and to use such funds directly for productive tribal enterprises, or to loan money thus borrowed to individual members or associations of members of the Tribe: *Provided*, That the amount of indebtedness to which the Tribe may subject itself, except for indebtedness to the Indian Credit Fund, shall not exceed five thousand dollars, except with the express approval of the Secretary of the Interior.

(*e*) To engage in any business that will further the economic well-being of the members of the Tribe or to undertake any activity of any nature whatever, not inconsistent with law or with any provisions of this Charter.

(*f*) To make and perform contracts and agreements of every description, not inconsistent with law or with any provisions of this Charter, with any person, partnership, association, or corporation, with any municipality or any county, or with the United States or the State of South Dakota, including agreements with the State of South Dakota for the rendition of public services: *Provided*, That any contract involving payment of money by the corporation in excess of $1,000 in any one fiscal year shall be subject to the approval of the Secretary of the Interior or his duly authorized representative.

(*g*) To pledge or assign chattels or future tribal income due or to become due to the Tribe: *Provided*, That such agreements of pledge or assignment, other than agreements with the United States, shall not extend more than ten years from the date of execution and shall not cover more than one-half the net tribal income in any one year: *And provided further*, That any such agreement shall be subject to the approval of the Secretary of the Interior or his duly authorized representative.

(*h*) To deposit corporate funds, from whatever source derived, in any national or state bank to the extent that such funds are insured by the Federal Deposit Insurance Corporation, or secured by a surety bond, or other security, approved by the Secretary of the

Interior; or to deposit such funds in the Postal Savings Bank or with a bonded disbursing officer of the United States to the credit of the Corporation.

(*i*) To sue and to be sued in courts of competent jurisdiction within the United States; but the grant or exercise of such power to sue and to be sued shall not be deemed a consent by the said Tribe or by the United States to the levy of any judgment, lien or attachment upon the property of the Tribe other than income or chattels specially pledged or assigned; nor shall the grant or exercise of such power be deemed or construed to be a consent to be sued in respect of any land within the boundaries of the Reservation or a consent to the alienation, attachment, or encumbrance of any such land.

(*j*) To exercise such further incidental powers, not inconsistent with law, as may be necessary to the conduct of corporate business.

Termination of Supervisory Powers.

6. Upon the request of the General Business Council for the termination of any supervisory power reserved to the Secretary of the Interior under sections 5*b* (2), 5*c*, 5*d*, 5*f*, 5*g*, 5*h*, and section 8 of this charter, the Secretary of the Interior, if he shall approve such request, shall thereupon submit the question of such termination for referendum by the Tribe. The termination shall be effective upon ratification by a majority vote at an election in which at least thirty percent of the adult members of the Tribe vote.

If at any time after ten years from the effective date of this charter such request shall be made and the Secretary shall disapprove it, or fail to approve or disapprove it within ninety days after its receipt, the question of such termination may then be submitted by the Secretary or by the General Business Council to popular referendum of the adult members of the Tribe and if the termination is approved by two-thirds of the eligible voters the termination shall be effective.

Corporate Property.

7. No property rights of the Flandreau Santee Sioux Tribe as heretofore constituted, shall be in any way impaired by anything contained in this charter, and the tribal ownership of land purchased for the Tribe whether or not assigned to the use of any particular individuals, is hereby expressly recognized. The individually owned property of members of the Tribe shall not be subject to any corporate debts or liabilities, without such owner's consent.

Corporate Dividends. 8. The Tribe may issue to each of its members a non-transferable certificate of membership evidencing the equal share of each member in the assets of the Tribe and may distribute per capita, among the recognized members of the Tribe, all profits of corporate enterprises or income over and above sums necessary to defray corporate obligations and over and above all sums which may be devoted to the establishment of a reserve fund, the construction of public works, the costs of public enterprises, the expenses of tribal government, the needs of charity, or other corporate purpose. No such distribution of profits or income in any one year amounting to a distribution of more than one-half of the accrued surplus, shall be made without the approval of the Secretary of the Interior. No distribution of the financial assets of the Tribe among its members shall be made except as provided in this section or as authorized by Congress.

Corporate Accounts. 9. The appropriate officers of the Tribe shall maintain accurate and complete public accounts of the financial affairs of the Tribe, which shall clearly show all credits, debts, pledges, and assignments, and shall furnish an annual balance sheet and report of the financial affairs of the Tribe to the Commissioner of Indian Affairs.

Amendmente. 10. This Charter shall not be revoked or surrendered except by act of Congress, but amendments may be proposed by resolutions of the General Business Council which if approved by the Secretary of the Interior, to be effective shall be ratified by the adult members of the Tribe through a majority vote at a popular referendum in which at least 30 per cent of the eligible voters vote.

Ratification. 11. This Charter shall be effective from and after the date of its ratification by a majority vote of the adult members of the Flandreau Santee Sioux Tribe living on the reservation, provided at least 30 per cent of the eligible voters shall vote, such ratification to be formally certified by the Superintendent of the Flandreau Indian School and the President of the General Business Council of the Tribe.

Submitted by the Secretary of the Interior for ratification by the Flandreau Santee Sioux Tribe in a popular referendum to be held on October 31, 1936.

T. A. Walters,
Acting Secretary of the Interior.

[seal]

Washington, D. C., *October 24, 1936.*

CERTIFICATION

Pursuant to Section 17 of the Act of June 18, 1934 (48 Stat. 984), this Charter, issued on October 24, 1936, by the Acting Secretary of the Interior to the Flandreau Santee Sioux Tribe of the Flandreau Reservation was duly submitted for ratification to the adult Indians living on the reservation and was on October 31, 1936, duly ratified by a vote of 42 for and one against, in an election in which over thirty per cent of those entitled to vote cast their ballots.

George Eastman, Sr.,
President, Flandreau Santee Sioux General Business Council.

George Eastman, Jr.,
Secretary, Flandreau Santee Sioux General Business Council.

Byron J. Brophy,
Superintendent, Flandreau Indian School.

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